PRESS RELEASE                                        UNILAB CORPORATION

                                                       18448 Oxnard Street
                                                       Tarzana, CA 91356
                                                       www.Unilab.com

                                                       For Further Information:
                                                       Brian D. Urban
                                                       Telephone: (818) 758-6611
                                                       E-mail: burban@unilab.com

IMMEDIATE RELEASE

October 16, 2001

                         UNILAB CORPORATION REPORTS THIRD QUARTER RESULTS

TARZANA, CA, October 16, 2001 /Businesswire/ - Unilab Corporation (Nasdaq:ULAB) announced today that revenue for the quarter ended September 30, 2001 was $99.0 million, an increase of 13% from $87.6 million in the same period last year. Net income, before the non-recurring item discussed below, was $6.8 million, or $0.19 per diluted share for the third quarter of 2001, compared to $2.8 million, or $0.11 per diluted share for the same period last year.

Earnings before interest, taxes, depreciation, amortization and a non-recurring item ("EBITDA") were $21.0 million for the quarter, or 21.2% of revenue, compared to $17.6 million, or 20.1% of revenue for the same period last year.

With the proceeds from the Company's recently completed initial public offering, Unilab repaid a portion of its senior subordinated notes in early July and reported an extraordinary loss, net of taxes, of $5.8 million for the third quarter of 2001.

For the first nine months of 2001, revenue totaled $293.3 million, an increase of 16.8% compared to $251.2 million in the same period of the prior year. EBITDA, EBITDA margin, net income and net income per diluted share, excluding the non-recurring item discussed above and previously announced non-recurring items, were $61.3 million, 20.9%, $15.9 million, and $0.54, respectively, for the first nine months of 2001, versus $48.5 million, 19.3%, $6.4 million, and $0.25, respectively, for the same period last year. Including the non-recurring items, EBITDA, EBITDA margin, net income and net income per diluted share were $43.6 million, 14.9%, $5.5 million, and $0.19, respectively, for the nine months ended September 30, 2001.

Testing volumes increased 9.5% and 14.1%, respectively, in the third quarter and first nine months of 2001, compared to the same periods in the prior year. Excluding the revenue generated from acquired businesses, core testing volumes grew by 8% in the third quarter and 11.3% in the first nine months of 2001 over the same periods last year, while pricing improved by 2.5% and 1.7% over the same periods. Days sales outstanding - a measure of billing and collection efficiency - was 63 days at September 30, 2001, compared to 67 days at the end of 2000.

Unilab Corporation will discuss its third quarter financial results during a conference call on November 12, 2001 at 8:00 AM PST. To hear a simulcast of the conference call over the Internet, or a replay, registered analysts may access Street Events at: http://www.streetevents.com and all others may access the Unilab Corporation website at: http://www.unilab.com. In addition, a replay of the call will be available from 11:00 AM PST on November 12 through 6:00 PM PST on November 19 by dialing (888) 566-0121.

Unilab Corporation is the largest independent provider of clinical laboratory testing services in California through its primary testing facilities in Los Angeles, San Jose and Sacramento and over 400 regional service and testing facilities located throughout the state. Additional information is available on the Company's website at www.unilab.com.

 Copyright(C)1998-2001 Unilab Corporation All rights reserved -Legal Disclaimer




                                        Unilab Corporation
                                     Statements of Operations
                                      (amounts in thousands)
                                           (Unaudited)


                                                         Three months ended     Nine months ended
                                                             September 30,         September 30,

                                                         2001          2000      2001        2000
                                                       --------- ------------ ---------- -----------

Revenue                                                $ 99,018   $ 87,596   $293,258   $251,156
Direct Laboratory and Field Expenses:
    Salaries, Wages and Benefits                         28,931     25,912     86,379     74,015
    Supplies                                             14,273     12,367     41,821     36,133
    Other Operating Expenses                             22,258     20,410     66,146     59,633
                                                       --------   --------   --------   --------
                                                         65,462     58,689    194,346    169,781
Selling, General and Administrative Expenses             12,550     11,280     37,582     32,890
Legal and Other Non-recurring Charges                      --         --        5,450       --
Stock-based Compensation Charges                           --         --        1,505       --
Amortization and Depreciation                             3,965      3,302     11,293      9,363
                                                       --------   --------   --------   --------
Total Operating Expenses                                 81,977     73,271    250,176    212,034
                                                       --------   --------   --------   --------
Operating Income                                         17,041     14,325     43,082     39,122
Interest Expense, Net                                     5,367      9,441     22,617     28,116
                                                       --------   --------   --------   --------
Income Before Income Taxes and Extraordinary Item        11,674      4,884     20,465     11,006
Tax Provision                                             4,903      2,051      8,595      4,622
                                                       --------   --------   --------   --------
Income before Extraordinary Item                          6,771      2,833     11,870      6,384
Extraordinary Item - Loss on Early Extinguishment of
Debt (net of tax benefit of  $4,000 for the three
months ended September 30, 2001 and $4,400 for the
nine months ended September 30, 2001)                     5,763       --        6,345       --
                                                       --------   --------   --------   --------
Net Income                                             $  1,008   $  2,833   $  5,525   $  6,384
                                                       ========   ========   ========   ========
EBITDA, Excluding Extraordinary Item and Legal,
Stock-based Compensation and Other Non-recurring
Charges                                                $ 21,006   $ 17,627   $ 61,330   $ 48,485
                                                       ========   ========   ========   ========

Basic Net Income Per Share:
Income Before Extraordinary Item                       $   0.20   $   0.11   $   0.41   $   0.25
Net Income                                             $   0.03   $   0.11   $   0.19   $   0.25
Income Before Extraordinary Item and Legal,
Stock-based Compensation and Other Non-recurring
Charges                                                $   0.20   $   0.11   $   0.55   $   0.25

Diluted Net Income Per Share:
Income Before Extraordinary Item                       $   0.19   $   0.11   $   0.40   $   0.25
Net Income                                             $   0.03   $   0.11   $   0.19   $   0.25
Income Before Extraordinary Item and Legal,
Stock-based Compensation and Other Non-recurring
Charges                                                $   0.19   $   0.11   $   0.54   $   0.25
Weighted Average Shares Outstanding:
Basic                                                    33,209     25,491     28,806     25,434
Diluted                                                  34,750     25,569     29,639     25,512



                               Unilab Corporation
                                 Balance Sheets
                             (amounts in thousands)
                                   (unaudited)


                                                September 30,      December 31,
                                                    2001               2000
                                                 ------------      ------------
Cash and Cash Equivalents                         $  17,991          $  2,593
Accounts Receivable, net                             67,642            62,860
Deferred Tax Assets                                  12,658            15,031
Other Current Assets                                  7,160             5,855
                                                 ------------      ------------
     Total Current Assets                           105,451            86,339

Fixed Assets, Net                                    13,497            12,595

Deferred Tax Assets                                  34,375            34,408

Goodwill and Other Intangible Assets                 93,234            92,676

Other Assets                                          6,492             9,893
                                                 ------------      ------------
Total Assets                                       $253,049          $235,911
                                                 ------------      ------------
Current Portion of Long-Term Debt                  $   6,381         $  7,142
Other Current Liabilities                             36,121           31,891
                                                 ------------      ------------
Total Current Liabilities                             42,502           39,033

Long-Term Debt, Net of Current Portion               197,817          303,318

Other Liabilities                                      5,401            5,996

Total Shareholders' Equity (deficit)                   7,329         (112,436)
                                                 ------------      ------------

Total Liabilities and Shareholders' Equity          $253,049         $235,911
                                                 ------------      ------------